Exhibit 99.1

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL LAND UNITHOLDERS APPROVE LENNAR / LNR TRANSACTION

VALENCIA, California, November 6, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) announced today that its unitholders approved the principal terms of the merger of NWHL Acquisition, L.P. with and into The Newhall Land and Farming Company pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, by and among The Newhall Land and Farming Company, Lennar Corporation, LNR Property Corporation, NWHL Investment LLC and NWHL Acquisition, L.P.  Approximately 76% of the Company’s outstanding limited partnership interests were voted in favor of the merger, representing approximately 99% of those voting.

Gary M. Cusumano, president and chief executive officer, said, “We are pleased with the overwhelming approval by our unitholders as it brings us one step closer to completing this significant transaction.  Joining forces with Lennar and LNR will be another important milestone in the long and proud history of the Company.  We look forward to continuing our stewardship of the land and carrying out the vision for Valencia and Newhall Ranch as we continue to create great places to live, work and raise families.”

The transaction remains subject to the approval by the California Public Utilities Commission (CPUC) of the change of control of the Company’s wholly-owned subsidiary, Valencia Water Company, as well as customary closing conditions.  Subsequent scheduling and action is subject to the Administrative Law Judge’s and CPUC’s discretion. The Company had previously stated it expected the closing to take place by mid-2004.  However, based on the progress to date, it now appears that it may take place substantially earlier than originally anticipated.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 34,000 acres, 30 miles north of downtown Los Angeles.

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, fires, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

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